Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
COMFORCE Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-47941) and Form S-8 (Registration Nos. 333-46787, 333-82199, 333-56962 and 333-104730) of COMFORCE Corporation of our report, dated March 25, 2010, with respect to the consolidated balance sheets of COMFORCE Corporation as of December 27, 2009 and December 28, 2008, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income, and cash flows, for each of the fiscal years in the three-year period ended December 27, 2009, and the related financial statement schedule, which report appears in the December 27, 2009 annual report on Form 10-K of COMFORCE Corporation.

/s/ KPMG LLP
Melville, New York
March 25, 2010